Filed Pursuant to Rule 433

Registration No. 333-215494

** Priced ** Drive Auto Receivables Trust 2018-3 (Subprime Auto)

Joint Bookrunners: Citi (Str.), BMO, Wells Fargo

Co-Managers: DB, RBC, SIS

CLS	Prin($mm)	WAL	Mdy’s/S&P	Wind	Bench	Sprd	YLD	CPN	$PX

A1	155.000	0.13	P-1/A-1+	1-3	08/15/19	IL+30	2.43292	2.43292	100.00000
A2	290.000	0.47	Aaa/AAA	3-10	10/15/20	EDSF+30	2.767	2.75	99.99951
A3	203.310	1.08	Aaa/AAA	10-17	11/15/21	EDSF+36	3.034	3.01	99.99479
B	177.480	1.65	Aa1/AA	17-23	09/15/22	EDSF+60	3.396	3.37	99.99654
C	236.650	2.33	Aa3/A	23-33	09/16/24	IntS+90	3.753	3.72	99.99120
D	221.850	3.25	Baa3/BBB	33-45	09/16/24	IntS+145	4.340	4.30	99.99629
E	73.130	***Retained***

Transaction Details

* Deal Size: $1,357,420,000
* Offered Bonds: $1,284,290,000	* Risk Retention: US / EU
* Ticker: DRIVE 2018-3	* Registration: SEC Registered
* Exp. Ratings: Moody’s / S&P	* ERISA Eligible: Yes
* Pricing Speed: 1.75% ABS, 10% Call	* Exp. Settle: 07/24/2018
* Min Denoms: $1k x $1k (A-D)	* First Pay: 08/15/2018
* Bill & Deliver: Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.